Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2017 Results

-	Reported Third Quarter 2017 Operating Income of $12.3 million and Net Income of $4.3 million
-	Generated Third Quarter 2017 Adjusted EBITDA of $29.0 million and Distributable Cash Flow of $21.5 million, respectively
-	Reported Third Quarter 2017 Gross Profit for the Wholesale Segment of $31.3 million or a 10% increase when compared to the Third Quarter 2016
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6275 per limited partner unit attributable to the Third Quarter 2017

Allentown, PA November 7, 2017 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2017.

“We had a strong quarter with good performance in our wholesale and retail segments,” said Jeremy Bergeron, President and CEO of CrossAmerica.  “We also executed on materially accretive divestitures in the period, selling 30 sites for approximately $23 million.  This reflects our overall growth strategy as we look to upgrade our asset portfolio and position the balance sheet for our pending acquisition of assets from Jet-Pep in Alabama, which is scheduled to close during the fourth quarter.”

Consolidated Results

Operating income was $12.3 million for the third quarter 2017 compared to $10.0 million achieved in the third quarter 2016. EBITDA was $25.3 million for the three month period ended September 30, 2017 compared to $22.5 million for the same period in 2016.  Included in operating income and EBITDA for the third quarter 2017 is a $1.9 million charge related to separation and benefits expenses.  Adjusted EBITDA was $29.0 million for the third quarter 2017 compared to $27.1 million for the same period in 2016, representing an increase of 7%.  The increase in Adjusted EBITDA was due to an increase in net income driven by increases in both the wholesale and retail segments. (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release)

Wholesale Segment

During the third quarter 2017, CrossAmerica’s wholesale segment generated $31.3 million in gross profit compared to $28.5 million in gross profit for the third quarter 2016, representing a 10% increase.  The Partnership distributed, on a wholesale basis, 266.2 million gallons of motor fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $15.2 million. For the three month period ended September 30, 2016, CrossAmerica distributed, on a wholesale basis, 267.1 million gallons of fuel at an average wholesale gross profit of $0.053 per gallon, resulting in motor fuel gross profit of $14.2 million. The 7% increase in motor fuel gross profit was primarily due to a higher margin per gallon realized due to higher dealer-tank wagon (DTW) margins as a result of the movements in crude prices throughout both periods and increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices.  The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil.  The average daily spot price of West Texas Intermediate crude oil increased approximately 7% to $48.15 per barrel during the third quarter 2017 as compared to $44.85 per barrel during the same period in 2016.

CrossAmerica’s gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $16.1 million for the third quarter 2017 compared to $14.3 million for the same period in 2016. The increase of 13% in Rent and Other was primarily associated with the State Oil acquisition completed in September 2016 and the continued conversion of company-operated stores to lessee dealer sites throughout 2016 and 2017, partially offset by 25 DMS sites being converted to commission agent sites in the fourth quarter of 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.

Adjusted EBITDA for the wholesale segment was $27.5 million for the third quarter of 2017 compared to $27.0 million for the same period in 2016.  As discussed above, the year-over-year improvement was driven by an increase in wholesale gross profit per gallon and in rental income during the quarter (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the third quarter 2017, the Partnership sold 39.1 million gallons of motor fuel at an average retail motor fuel gross profit of $0.052 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $2.0 million. For the same period in 2016, CrossAmerica sold 39.2 million gallons in its retail segment at an average gross profit of $0.050 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.9 million. The increase in motor fuel gross profit is attributable due to an increase in margin per gallon as a result of the movements in crude oil prices throughout the two periods.

During the quarter, the Partnership generated $7.0 million in gross profit from merchandise and services versus $7.6 million for the same period in 2016.  Gross profit from Rent and Other increased $0.1 million or 13% primarily from 25 DMS sites being converted to commission agent sites in the fourth quarter of 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.  Operating expenses for the retail segment decreased $0.9 million from $8.7 million for the third quarter 2016 to $7.8 million for the third quarter 2017.  Adjusted EBITDA for the retail segment was $2.4 million for the third quarter 2017 compared to $2.0 million for the same period in 2016, representing an increase of 18%.

The decreases in merchandise and services gross profit and operating expenses were primarily due to the Partnership's dealerization strategy of converting company-operated stores to dealer-operated sites. (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $21.5 million for the three month period ended September 30, 2017, compared to $21.3 million for the same period in 2016.  The slight increase in Distributable Cash Flow was due primarily to an overall increase in net income partially offset by an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions.  The Distribution Coverage Ratio was 1.02 times for the three months ended September 30, 2017 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

As of November 3, 2017, after taking into consideration debt covenant constraints, approximately $55.2 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On October 24, 2017, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.6275 per limited partner unit attributable to the third quarter of 2017.  As previously announced, the distribution will be paid on November 13, 2017 to all unitholders of record as of November 6, 2017.  The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on November 8, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss third quarter 2017 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues(a)	$544,092	$487,950	$1,542,167	$1,368,334
Costs of sales(b)	502,517	448,812	1,421,524	1,251,491
Gross profit	41,575	39,138	120,643	116,843

Income from CST Fuel Supply equity interests	3,752	4,022	11,185	12,318
Operating expenses:
Operating expenses	15,371	14,224	46,853	45,754
General and administrative expenses	5,994	6,142	23,731	18,068
Depreciation, amortization and accretion expense	14,049	13,432	42,675	40,594
Total operating expenses	35,414	33,798	113,259	104,416
Gain on sales of assets, net	2,371	631	2,013	525
Operating income	12,284	9,993	20,582	25,270
Other income (expense), net	121	(59)	366	375
Interest expense	(7,102)	(5,634)	(20,599)	(16,403)
Income before income taxes	5,303	4,300	349	9,242
Income tax expense (benefit)	966	1,308	(1,686)	851
Net income	4,337	2,992	2,035	8,391
Less: net income (loss) attributable to noncontrolling interests	4	3	(1)	9
Net income attributable to limited partners	4,333	2,989	2,036	8,382
IDR distributions	(1,115)	(877)	(3,162)	(2,456)
Net income (loss) available to limited partners	$3,218	$2,112	$(1,126)	$5,926

Net income (loss) per limited partner unit:
Basic earnings per common unit	$0.09	$0.06	$(0.03)	$0.18
Diluted earnings per common unit	$0.09	$0.06	$(0.03)	$0.18
Basic and diluted earnings per subordinated unit	n/a	n/a	n/a	$0.18

Weighted-average limited partner units:
Basic common units	33,931,056	33,366,380	33,773,964	31,714,462
Diluted common units(c)	33,937,702	33,391,096	33,773,964	31,766,802
Basic and diluted subordinated units	—	—	—	1,537,956
Total diluted common and subordinated units	33,937,702	33,391,096	33,773,964	33,304,758

Distribution paid per common and subordinated unit	$0.6225	$0.6025	$1.8525	$1.7925
Distribution declared (with respect to each respective period) per common and subordinated unit	$0.6275	$0.6075	$1.8675	$1.8075
Supplemental information:
(a) Includes excise taxes of:	$19,704	$19,698	$58,351	$59,902
(a) Includes revenues from fuel sales to related parties of:	101,190	99,891	281,611	280,330
(a) Includes rental income of:	21,644	19,752	65,090	59,634
(b) Includes rental expense of:	4,876	5,103	14,593	14,870
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the nine months ended September 30, 2017 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross profit:
Motor fuel–third party	$8,757	$8,157	$25,659	$21,283
Motor fuel–intersegment and related party	6,485	6,086	17,820	19,004
Motor fuel gross profit	15,242	14,243	43,479	40,287
Rent and other	16,074	14,263	48,740	43,162
Total gross profit	31,316	28,506	92,219	83,449
Income from CST Fuel Supply equity(a)	3,752	4,022	11,185	12,318
Operating expenses	(7,535)	(5,498)	(22,541)	(18,796)
Adjusted EBITDA(b)	$27,533	$27,030	$80,863	$76,971
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	384	404	384	404
Lessee dealers(e)	439	420	439	420
Total motor fuel distribution–third party sites	823	824	823	824
Motor fuel–intersegment and related party
DMS (related party)(f)	146	179	146	179
CST (related party)	43	43	43	43
Commission agents (Retail segment)(g)	82	67	82	67
Company operated retail sites (Retail segment)	70	75	70	75
Total motor fuel distribution–intersegment and related party sites	341	364	341	364
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	823	749	822	724
Motor fuel-intersegment and related party distribution	344	366	355	387
Total motor fuel distribution sites	1,167	1,115	1,177	1,111
Volume of gallons distributed (in thousands)
Third party	169,877	163,558	491,471	461,474
Intersegment and related party	96,312	103,563	279,649	307,720
Total volume of gallons distributed	266,189	267,121	771,120	769,194

Wholesale margin per gallon	$0.057	$0.053	$0.056	$0.052

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures.”
(c)	In addition, as of September 30, 2017 and 2016, CrossAmerica distributed motor fuel to 15 and 14 sub-wholesalers who distributed to additional sites.
(d)	The decrease in the independent dealer site count from September 30, 2016 to September 30, 2017 was primarily attributable to a net 20 terminated motor fuel supply contracts that were not renewed.
(e)	The increase in the lessee dealer site count was primarily attributable to converting 5 company operated retail sites in the Retail segment to lessee dealers in the Wholesale segment.
(f)

During the fourth quarter of 2016, the Partnership recaptured 25 sites from DMS and operated them as commission agent sites. During the second quarter of 2017, CrossAmerica converted some of these recaptured sites to lessee dealers.

(g)	The decrease in the company operated retail site count was primarily attributable to company operated retail sites being converted to lessee dealer sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross profit:
Motor fuel	$2,042	$1,948	$5,281	$6,838
Merchandise and services	7,008	7,614	19,558	23,362
Rent and other	1,195	1,057	3,565	3,049
Total gross profit	10,245	10,619	28,404	33,249
Operating expenses	(7,836)	(8,726)	(24,312)	(26,958)
Acquisition-related costs	—	142	—	142
Inventory fair value adjustments(a)	—	—	—	91
Adjusted EBITDA(b)	$2,409	$2,035	$4,092	$6,524

Retail sites (end of period):
Commission agents(c)	82	67	82	67
Company operated retail sites(d)	71	78	71	78
Total system sites at the end of the period	153	145	153	145

Total system operating statistics:
Average retail fuel sites during the period(c)(d)	153	142	162	155
Motor fuel sales (gallons per site per day)	2,778	3,002	2,632	2,828
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.052	$0.050	$0.045	$0.057

Commission agents statistics:
Average retail fuel sites during the period(c)	82	66	90	66
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.013	$0.014	$0.011	$0.016

Company operated retail site statistics:
Average retail fuel sites during the period(d)	71	76	72	89
Motor fuel gross profit per gallon, net of credit card fees	$0.093	$0.082	$0.083	$0.090
Merchandise and services gross profit percentage, net of credit card fees	24.7%	24.2%	24.4%	24.5%

(a)	The inventory fair value adjustment represents the expensing of the step-up in value ascribed to inventory acquired in the Franchised Holiday Stores acquisition.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures” below.
(c)

During the fourth quarter of 2016, the Partnership recaptured 25 sites from DMS and operated them as commission agent sites. During the second quarter of 2017, CrossAmerica converted some of these recaptured sites to lessee dealers.

(d)	The decrease in company operated retail sites relates to the conversion of company operated retail sites to lessee dealer sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio.  EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income available to limited partners	$3,218	$2,112	$(1,126)	$5,926
Interest expense	7,102	5,634	20,599	16,403
Income tax expense (benefit)	966	1,308	(1,686)	851
Depreciation, amortization and accretion	14,049	13,432	42,675	40,594
EBITDA	25,335	22,486	60,462	63,774
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	3,479	3,572	11,789	10,197
Gain on sales of assets, net	(2,371)	(631)	(2,013)	(525)
Acquisition-related costs (b)	2,570	1,659	10,279	2,882
Inventory fair value adjustments	—	—	—	91
Adjusted EBITDA	29,013	27,086	80,517	76,419
Cash interest expense	(6,674)	(5,306)	(19,319)	(15,355)
Sustaining capital expenditures (c)	(565)	(209)	(1,287)	(538)
Current income tax expense	(267)	(317)	(387)	(782)
Distributable Cash Flow	$21,507	$21,254	$59,524	$59,744
Weighted average diluted common and subordinated units	33,938	33,391	33,792	33,305
Distributions paid per limited partner unit (d)	$0.6225	$0.6025	$1.8525	$1.7925
Distribution Coverage Ratio (e)	1.02x	1.06x	0.95x	1.00x
(a)

As approved by the independent conflicts committee of the Board, the Partnership and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the three and nine months ended September 30, 2017 include severance and benefit expenses and retention bonuses paid to certain EICP participants associated with the Merger.  Acquisition-related costs for the three and nine months ended September 30, 2017 also includes a $1.7 million charge related to a court ruling in favor of a former executive’s claim to benefits under the EICP in connection with CST’s acquisition of CrossAmerica’s General Partner.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

On October 24, 2017, the Board approved a quarterly distribution of $0.6275 per unit attributable to the third quarter of 2017. The distribution is payable on November 13, 2017 to all unitholders of record on November 6, 2017.

(e)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA - Wholesale segment	$27,533	$27,030	$80,863	$76,971
Adjusted EBITDA - Retail segment	2,409	2,035	4,092	6,524
Adjusted EBITDA - Total segment	$29,942	$29,065	$84,955	$83,495
Reconciling items:
Elimination of intersegment profit in ending inventory balance	14	13	20	145
General and administrative expenses	(5,994)	(6,142)	(23,731)	(18,068)
Other income, net	121	(59)	366	375
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,479	3,572	11,789	10,197
Working capital adjustment	—	335	—	335
Acquisition-related costs	2,570	1,182	10,279	2,405
Net (income) loss attributable to noncontrolling interests	(4)	(3)	1	(9)
IDR distributions	(1,115)	(877)	(3,162)	(2,456)
Consolidated Adjusted EBITDA	$29,013	$27,086	$80,517	$76,419

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Motiva, Equilon, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.